Exhibit 99.1
Lehman Brothers
Press Release

For Immediate Release               MEDIA CONTACT:            William J. Ahearn
                                                              (212) 526-4379
                                    INVESTOR CONTACT:         Shaun Butler
                                                              (212) 526-8381


Lehman Brothers Projects
Third Quarter Earnings Of $151 Million


NEW YORK, Sept. 3, 1998 - Lehman Brothers Holdings Inc. (NYSE: LEH) today estimated that net income for the third quarter ended August 31, 1998, would be approximately $151 million. Earnings for the first nine months of fiscal 1998 would be approximately $662 million. Lehman Brothers reported earnings of $197 million in the fiscal 1997 third quarter, and $462 million for the first nine months of fiscal 1997.

The earnings estimate for the current-year third quarter includes a reduction in net income of approximately $60 million, reflecting the impact of significant volatility in Russian and other emerging markets.

Lehman Brothers is a global investment bank with leadership positions in corporate finance, advisory services, municipal finance and fixed income and equity sales, trading and research. Lehman Brothers serves the financial needs of corporate, government and institutional clients, and high-net-worth individuals through offices in major financial centers worldwide.